As filed with the Securities and Exchange Commission on April 7, 2004

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEMITOOL, INC.
(Exact name of registrant as specified in its charter)

Montana	81-0384392
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

655 West Reserve Drive
Kalispell, Montana 59901
(Address of principal executive offices)

2004 Stock Option Plan
(Full title of the Plan(s))

Raymon F. Thompson

Chairman, President and Chief Executive Officer
SEMITOOL, INC.
655 West Reserve Drive
Kalispell, Montana 59901
(406) 752-2107
(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copy to:
Justin L. Bastian, Esq.
Jelena McWilliams, Esq.
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, California 94304
(650) 813-5600

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered(1)	share (3)(4)	price(3)(4)	registration fee
Common Stock, no par value	3,289,000	$12.67	$41,671,630	$5,280
Common Stock, no par value	11,000	$14.00	$154,000	$20
Total	3,300,000 (2)		$41,825,630	$5,300

     (1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.

     (2) This total represents the amount of shares authorized to be issued under the Registrant’s 2004 Stock Option Plan.

     (3) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended. The price of $12.67 per share represents the average of the high and low price per share of Common Stock of Semitool, Inc., as reported on the Nasdaq National Market on April 1, 2004.

     (4) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended. The price of $14.00 per share represents the per share exercise price of the 11,000 shares of Common Stock outstanding and subject to options under the Semitool, Inc. 2004 Stock Option Plan.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

     The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Commission are incorporated by reference herein:

     a. The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 which includes audited financial statements for the Registrant’s latest fiscal year.

     b. The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2003.

     c. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.

     d. The description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 8-A, filed January 25, 1995 and declared effective on February 1, 1995 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     Not applicable.

Item 6.   Indemnification of Directors and Officers.

     Sections 35-1-451 through 35-1-459 of the Montana Code Annotated authorize a court to award, or a corporation to provide, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Section 35-1-452 of the Montana Code Annotated authorizes a corporation to indemnify a director against liability incurred because he is or was a director of the registrant, provided that certain standards are met, except in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation or in connection with any other proceeding in which the director is adjudged liable on that basis that personal benefit was improperly received by the director. Article VII, Section B of the Registrant’s Articles of Incorporation provides for indemnification of the Registrant’s directors, officers, employees and agents to an extent not inconsistent with Montana law.

     Directors of the Registrant may also be indemnified pursuant to a liability insurance policy maintained by the Registrant for such purposes. The Underwriting Agreement provides for indemnification by the underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, in connection with matters specifically provided by the underwriters for inclusion in this Registration Statement.

     Section 35-1-216(2)(d) authorizes a corporation to include in its articles of incorporation a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any actions or omissions by a director, except liability for the amount of a financial benefit received by a director to which the director is not entitled, an intentional infliction of harm on the corporation or the shareholders, an intentional violation of criminal law, or if the director participates in making an unlawful distribution. Article VII, Section A of the Registrant’s Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Montana law, such limitations on a director’s liability to the registrant and its shareholders.

     The Registrant entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 7.   Exemption From Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

5.1	Opinion of Richard Hegger, General Counsel and Secretary of Semitool, Inc.

23.1	Consent of Richard Hegger is contained in Exhibit 5.1 to this Registration Statement.

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (see Signature Page).

Item 9.   Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant, Semitool, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalispell, State of Montana, on April 7, 2004.

SEMITOOL, INC.

By:	/s/ Raymon F. Thompson
Raymon F. Thompson
Chairman of the Board, President and
Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Raymon F. Thompson and Larry A. Viano as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all , and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Raymon F. Thompson	Chairman of the Board,	April 7, 2004
President and Chief
Raymon F. Thompson	Executive Officer
(Principal Executive
Officer)

/s/ Larry A. Viano	Vice President and Chief	April 7, 2004
Financial Officer
Larry A. Viano	(Principal Financial
Officer and Principal
Accounting Officer)

/s/ Howard E. Bateman	Director	April 7, 2004

Howard E. Bateman

Signature	Title	Date

/s/ Donald P. Baumann	Director	April 7, 2004

Donald P. Baumann

/s/ C. Richard Deininger	Director	April 7, 2004

C. Richard Deininger

/s/ Timothy C. Dodkin	Director	April 7, 2004

Timothy C. Dodkin

/s/ Daniel J. Eigeman	Director	April 7, 2004

Daniel J. Eigeman

/s/ Charles P. Grenier	Director	April 7, 2004

Charles P. Grenier

INDEX TO EXHIBITS

Exhibit
Number	Document
5.1	Opinion of Richard Hegger, General Counsel and Secretary of Semitool, Inc.

23.1	Consent of Richard Hegger is contained in Exhibit 5.1 to this Registration Statement

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (see Signature Page)